APPROVED AUG 25 1995 CONRAD W. HEWITT Superintandent of Banks State of California By THOMAS M. LODGMAN Thomas M. Lodgman Senior Counsel	CERTIFICATE OF AMENDMENT OF RESTATED ARTICLES OF INCORPORATION THE BANK OF NEW YORK TRUST COMPANY OF CALIFORNIA	ENDORSED FILED In the office of the Secretary of State of the State of California AUG 30 1995 BILL JONES BILL JONES, Secretary of State

    James L. Birdwell and Jacqueline R. McSwiggan certify that:

    1.  They are the President and Secretary, respectively, of THE BANK OF NEW YORK TRUST COMPANY OF CALIFORNIA, a California Corporation (the "Corporation").

    2.  Articles One of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

      "One: The name of the corporation is BNY Western Trust Company."

    3.  The amendment herein set forth has been duly approved by the Board of Directors of the Corporation at a meeting held on June 21, 1995.

    4.  The amendment herein set forth has been duly approved by written consent of the sole shareholder of the Corporation pursuant to section 603(a) of the California General Corporation Law.

    IN WITNESS WHEREOF, the undersigned have executed this certificate on June 23, 1995.

/s/ JAMES L. BIRDWELL James L. Birdwell
/s/ JACQUELINE R. MCSWIGGAN Jacqueline R. McSwiggan

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: June 22, 1995

/s/ JAMES L. BIRDWELL James L. Birdwell
/s/ JACQUELINE R. MCSWIGGAN Jacqueline R. McSwiggan